Exhibit 99.2

Kroger Reaches Agreement in Principle
for Nationwide Opioid Settlement

CINCINNATI, September 8, 2023 – The Kroger Co. (NYSE: KR) has reached an agreement in principle with plaintiffs to settle the majority of opioid claims that have been or could be brought against the Company by states, subdivisions, and Native American tribes.

Along with the execution of certain non-monetary conditions that remain in discussion, Kroger has agreed to pay up to $1.2 billion to states and subdivisions and $36 million to Native American tribes in funding for abatement efforts (both to be paid over 11 years in equal installments), and approximately $177 million to cover attorneys’ fees and costs (to be paid over 6 years in equal installments). The timing of the settlement payments over multiple years, most of which are tax deductible, results in an after-tax net present value to Kroger of approximately $870 million. Initial payments would begin in December 2023. Kroger expects to recognize a $1.4 billion charge during the second quarter of 2023, which will negatively impact earnings per diluted share of $1.54 on a GAAP basis. This does not affect adjusted earnings per diluted share results for 2023, which are provided on a basis that excludes adjustment items.

States, subdivisions, and the Native American tribes will have an opportunity to opt-in to participate in the settlement, and Kroger will have full discretion to determine whether there is sufficient participation for the settlement to become effective. If all conditions are satisfied, the settlement would allow for the full resolution of all claims on behalf of participating states, subdivisions and tribes.

This is an important milestone in the Company’s efforts to resolve the pending opioid litigation and support abatement efforts. Kroger has long served as a leader in combatting opioid abuse and remains committed to patient safety.

This settlement is not an admission of wrongdoing or liability by Kroger and Kroger will continue to vigorously defend against any other claims and lawsuits relating to opioids that the final agreement does not resolve.

The Company will provide more detail on the settlement during its Second Quarter 2023 Earnings Call on Friday, September 8 at 10:00AM ET.

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: To Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over 11 million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

This press release contains certain statements that constitute “forward-looking statements” about the agreement in principle and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “confidence,” “continue,” “expect,” “future,” “guidance,” “positions,” “strategy,” “will,” and “target”. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements, including the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement. See also the risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Media Contact

Erin Rolfes

Director, Corporate Communications & Media Relations

erin.rolfes@kroger.com

Investor Contact

Rob Quast

Senior Director of Investor Relations

investorrelations@kroger.com